EXHIBIT A
                             (AS OF MARCH 3, 2014)


FUND                                                             EFFECTIVE DATE

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First Trust NASDAQ Technology Dividend Index Fund                August 10, 2012

Multi-Asset Diversified Income Index Fund                        August 10, 2012

International Multi-Asset Diversified Income Index Fund          August 16, 2013

First Trust High Income ETF                                      January 7, 2014

First Trust Low Beta Income ETF                                  January 7, 2014

First Trust NASDAQ Rising Dividend Achievers ETF                 January 7, 2014

First Trust RBA Quality Income ETF                             February 24, 2014

First Trust RBA American Industrial Renaissance(TM)            February 24, 2014

First Trust Dorsey Wright Focus 5 ETF                              March 4, 2014